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                                                                 Exhibit (B)(10)

                        [LETTERHEAD OF * APPEARS HERE]

Rhone-Poulenc S.A.
25 quai Paul Doumer
92408 Courbevoie Cedex

Attention: Mr. Michel Delrue


Paris La Defense, July 23, 1997.


Dear Sirs,

USD 80 Million Five Year Bilateral Credit Facility (the "Facility")


1 - Commitment terms
--------------------

You have advised us that Rhone-Poulenc (the "Company") desires to establish the Facility, the proceeds of which would be used for the acquisition of shares of Rhone-Poulenc Rorer Inc. * is pleased to inform you of its commitment to provide the amount of the Facility, subject to the terms and conditions described in this letter (the "Letter") and the attached Annex I. This letter and Annex I are referred to collectively as the "Documents".


2 - Conditions Precedent
------------------------

This commitment is subject to: (i) the preparation, execution and delivery of mutually acceptable financing documentation, incorporating, inter alia, substantially the terms and conditions outlined in Annex I, (ii) in *'s opinion, the absence of a material adverse change in (A) the business, condition (financial or otherwise), operations, performance or prospects of the Company since December 31, 1996 and (B) any change in the loan, financial or capital market conditions generally that in * opinion would materially affect the relative economic return on the Facility; (iii) the accuracy and completeness of all representations that you make to us and all information that you furnish to us and your compliance with the terms of the Documents.


3 - Commitment Termination
--------------------------

* commitment set forth in this Letter will terminate on December 31, 1997. Prior to such date, this Letter may be terminated by * if any event occurs or information has become available such that, in its judgement, it believes that any

------------
* Request for Confidential Treatment filed by Purchaser on August 22, 1997 condition set forth in this Letter and Annex I is or may not be satisfied. The provisions under Paragraphs 5 and 6 below shall survive the expiration or termination of this Letter.

4. Indemnification
-----------------

4.1 Whether of not the Facility is consummated, you agree to indemnify and hold harmless *, each of its affiliates and in each case their directors, officers, employees, agents, advisers and representatives (each, an "Identified Party") from and against any and all damages, losses, liabilities, costs and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding (which is commenced against an Indemnified Party or in which it is involved or the preparation of any defence with respect thereto (and irrespective of the identity of the person commencing the relative action), arising out of or in connection with or relating to the Documents or the financing documentation or the transactions contemplated hereby or any use made or proposed to be made with the proceeds of the Facility, except to the extent such damage, loss, liability, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

4.2 You agree that no Indemnified Party shall have any liability whatsoever to the Company for or in connection with the transactions referred to above, except to the extent such liability results from such Indemnified Party's gross negligence or wilful misconduct but save that in those circumstances no Indemnified Party shall have any liability to the Company for loss (whether direct or indirect) of profits, business or anticipated savings or for any indirect or consequential loss.

5. Confidentiality/Information
------------------------------

5.1 You agree that the Documents are for your confidential use and benefit only and may not be relied on by any other person and may only be disclosed by you to your officers, employees advisors, and then to any third party on a "need to know" basis.

5.2 * may be providing banking services to parties whose interests may conflict with yours. Neither * nor any of its affiliates will furnish confidential information obtained from you to any of its other customers or make available to you confidential information from any other customer.

5.3 You represent and warrant that (i) all information that has been or will hereafter by made available to * by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects in light of the circumstances under which such statements are made and (ii) all financial projections (if any) provided by your to * will be prepared in good faith and based upon reasonable assumptions, although we recognize they can be subject to uncertainties as to their realisation. You further agree that you will ensure

------------
* Request for Confidential Treatment filed by Purchaser on August 22, 1997 all such information remains correct in all material respects and up to date,
* will not verify, and will not rely on, the accuracy of any information you provide.


6. Governing Law/Entire Agreement
---------------------------------

The Documents shall be governed by, and construed in accordance with, the laws of England. The parties hereto submit to the non-exclusive jurisdiction of the English court and waive any defence of inconvenience forum which may be available. The Documents set forth the entire agreement between the parties with respect to the matters addressed therein and supersedes all prior communications, written or oral, with respect thereto and may only be modified in writing.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Letter and returning them to * before September 1, 1997, date by which the commitment offer of * set forth above (if not so accepted prior thereto) will expire. If you elect to deliver the above documents by facsimile (which shall be effective upon receipt), please arrange for the executed originals to follow by next-day courier.


Yours faithfully
*

[SIGNATURE APPEARS HERE]

By:                                      ACCEPTED AND AGREED
Title:  Vice President                   on:

                                         /s/ Michel Delrue
                                         By: Michel Delrue
                                         Title: Director des Service Financiers
                                                July 31, 1997

------------
* Request for Confidential Treatment filed by Purchaser on August 22, 1997.

                     SUMMARY OF LEGAL TERMS AND CONDITIONS
                     -------------------------------------


Borrower:                RHONE-POULENC SA

Facility Amount:         USD 80,000,000 or its equivalent in any freely
                         available and convertible currency.

Facility description:    A revolving credit facility ("the Facility") which
                         shall be repaid and redrawn throughout its life. The
                         Facility will be denominated in, but not limited to US
                         Dollars and committed in, but not limited to US
                         Dollars, and may be used in other currencies on an as-available basis.

Facility Purpose:        The proceeds of the Facility will be used for the
                         acquisition of shares of Rhone-Poulenc Rorer Inc. not currently held by the Borrower. The Facility will be available for general corporate purpose.

Lender:                  *

Final Maturity:          The Facility will be repaid in full five years from the
                         date of signing of the Facility Agreement.

Availability:            Subject to 1 (one) business day's notice for French
                         Francs and 2 (two) business days' notice for other currencies, the Borrower may draw Advances in minimum amounts of USD 20,000,000 and in integral multiples of USD 5,000,000 (or equivalents in other currencies) for periods of 1, 2, 3, or 6 months or such other periods of up to 12 months as the Lender may agree
                         ("Advances"). No more than 10 Advances shall be outstanding at any one time in a maximum of five currencies.

Cancellation:            Upon 10 business days' written notice, the Borrower may
                         cancel without premium or penalty all or part of the Facility in a minimum amount of USD 20,000,000 and in integral multiples of USD 5,000,000.

------------
* Request for Confidential Treatment filed by Purchaser on August 22, 1997

Prepayment:             Prepayment of Advances shall be permitted in cases of
                        illegality and increased costs) including the requirements for tax gross-ups).

Interest and Margin:    The Borrower will pay interest at Libor for the relevant
                        currency (with the exception of PIBOR in the case of French Francs), plus a Margin of 20 bp p.a.

                        Interest will be payable at the end of each interest period and will be calculated on an actual/360 days basis (except for Advances in GBP which will be calculated on 365 day basis).

                        Interest rates will be set by reference to Telerate page 3750/3740 (LIBOR) or page 20041 (PIBOR) or, if not available, by Reference Banks.

Commitment fee:         10 bp payable quarterly on the unused portion of the
                        Facility.

Conditions Precedent:   Shall comprise the following:

                        (A) Constitutional documents of the Borrower;

                        (B) Copies of all relevant Board Resolutions;

                        (C) Copies of all other consents and authorisations, together with certification of relevant signing authorities; and

                        (D) Legal Opinion provided by the General Counsel of the Borrower.

Representations and
Warranties:             Representations and Warranties to be made in respect of
                        the Borrower at signing, and (i), (ii), (iii), (iv),
                        (v), (vii), (xii) and (xiii) inclusive to be repeated at each Advance date.

                        (i) the Borrower is duly incorporated and validly existing;

                        (ii) the Borrower has power to enter into and perform pursuant to the Facility Agreement and all necessary corporate actions relevant thereto have been taken;

                        (iii) Obligations of the Borrower under the Facility Agreement will rank pari passu with other unsecured and unsubordinated obligations;






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                                       3

                        (iv) No encumbrances exists over present or future assets or revenues, except as expressly permitted or disclosed to the Lender (see below);

                        (v) Obligations under the Facility are legally valid, binding and enforceable;

                        (vi) Execution and performance of Facility Agreement will not be in conflict with or in breach of obligations in other agreements;

                        (vii) All necessary consents, licenses, permits, etc. relevant to the Facility have been obtained and are in full force and effect;

                        (viii) Accuracy and fairness of 1996 audited financial statements (the "1996 Consolidated Financial Statements") to the best of the Borrower's knowledge and belief;

                        (ix) Between the 1996 Consolidated Financial Statements and the date of signing, there has been no adverse change in the financial condition of the Borrower which is material in the context of its operation taken as a whole which could have a material adverse effect on the Borrower's capacity to meet its obligations under the Facility Agreement;

                        The acquisition of the shares of Rhone-Poulenc Rorer Inc. not currently held by the Borrower in connection with a proposed tender offer to be made by the Borrower shall not be considered by the Lender as a material adverse change in the financial condition of the Borrower;

                        (x) No material litigation or other proceedings at the date of signing which is material in the context of its operation taken as a whole (to the best of the Borrower's knowledge and belief) which could have a material adverse effect on the Borrower's capacity to meet its obligations under the Facility Agreement;

                        (xi) No stamp, registration, or similar tax (other than French "Timbres de Dimension") in connection with the execution, delivery, performance or enforcement of the Facility Agreement;

                        (xii) No proceedings pending or threatened for winding-up, dissolution, or similar process;

                        (xiii) No existing Event of Default.

Undertakings:           (A) Undertakings as to financial information

                        (i) Delivery of the Borrower's consolidated financial statements as soon as available and in any event within 180 days of financial year-end, an English copy of which shall be delivered within 45 days thereafter.

                        (ii) Preparation of 1997 audited consolidated financial statements for Borrower (the "1997 Consolidated Financial Statements") to reflect any changes that have occurred in accounting practice since the 1996 Consolidated Statements.

                        (iii) Provision of such other information as the Lender may reasonably request in order to access compliance with Borrower's obligations under the Facility.

                        (B) Undertakings as to financial condition

                        Maximum Gearing Ratio: not to exceed 1.

                        The Borrower shall ensure that this financial covenant is met as at 31st December of each year throughout the term of the Facility by reference to the 1996 Consolidated Financial Statements.

                        (C) Other usual undertakings including

                        (i) Compliance with all relevant laws, permits, and licenses material in the context of the Facility.

                        (ii) Pari passu status vis-a-vis all the Borrower's other unsecured and unsubordinated creditors.

                        (iii) To notify the Lender in writing of any Event of Default.

                        (iv) Negative pledge: The Borrower shall not create or permit to be outstanding any encumbrance in respect of Financial Indebtedness unless the Lender give its consent, except encumbrances:

                        . in connection with the purchase, maintenance or improvement of an asset, providing the amount of Financial Indebtedness secured remains confined to such asset or improvement.

                        . Created to secure Financial Indebtedness owing to EIB, CREDIT NATIONAL, FONDS INDUSTRIEL DE MODERNISATION, FONDS DE DEVELOPPEMENT ECONOMIQUE ET SOCIAL, or any other governmental or EEC controlled financial institution which in its normal lending practice requires such Encumbrance.

                        . Existing at a time when a corporation is merged into, consolidated with or acquired by the Borrower and not created in contemplation of such event.

                        . Existing on any asset prior to the acquisition thereof by the Borrower and not created in contemplation of such acquisition.

                        . Arising out of a refinancing of any indebtedness secured by encumbrance permitted above.

                        . Arising after orders of attachment, distraint or similar legal process arising in connection with court proceedings so long as the claims secured are being contested in good faith.

                        . Created over assets held in trust by another person, which assets are to be used by such other person solely for satisfying the Borrower's scheduled payment obligations in respect of principal and/or interest in respect of any Financial Indebtedness of the Borrower (the "Borrower's Obligations"), in circumstance where such other person has undertaken responsibility for the discharge of the Borrower's obligations.

                        . Over assets or receivables of the Borrower which encumbrances have been given in connection with the refinancing of such assets or receivables and where the risks (except in relation to any credit enhancement provided by the Borrower in respect of such assets or receivables) related to non-payment in respect of such assets or receivables are, as a result of such refinancing, not borne by the Borrower.

                                . Over a deposit made by the Borrower using the proceeds of a Financial Indebtedness of the Borrower provided that (A) the depositary of such proceeds lends an amount at least equal to the amount of the deposit to a subsidiary of the Borrower and (B) that such loan has a maturity date which is not earlier that the date for repayment of such deposit.

                                . Not in one of the above categories to secure Financial Indebtedness as long as the amount of Financial Indebtedness secured thereby does no exceed 7.5% of Consolidated Net Worth.

                                (v) Borrower will pay all transfer, stamp or registration fees or similar taxes or charges which may become payable.

                                (vi) Borrower will maintain its corporate existence and its right to carry on its operations.

Events of Default               Events of Default shall comprise the following:

                                (A) failure of the Borrower to make any payment on the due date under the terms of the Facility, unless such failure occurs solely for administrative or technical reasons and the default is not remedied within 5 business days after the Lender has given a notice to the Borrower.

                                (B) Breach of the above Maximum Gearing Ratio Undertaking.

                                (C) Breach of other obligations which, where capable of remedy in the reasonable opinion of the Lender, remains unremedied for 20 business days after notice by the Lender of such default.

                                (D) Any Financial Indebtedness of the Borrower exceeding FFR 150,000,000 (or equivalent) becomes due and payable before its stated maturity by way of a declared default after expiry of any applicable grace period, unless such default is contested in good faith by the Borrower by appropriate proceedings.

                                (E) Any representation or warranty of the Borrower is materially incorrect in any respect when made or repeated.

                                (F) Borrower is subject to an amicable
                                settlement ("reglement amiable") under French law.

                                (G) Merger, change of ownership, insolvency, bankruptcy, liquidation, dissolution, etc. of the Borrower except in the case of the liquidation or the dissolution where the terms have been approved by the Lender. This excludes a merger for arm's length consideration within the Borrower's group.

                                (H) A moratorium or restructuring is made or declared in respect of all or any indebtedness or Borrower whereby the assets are submitted to the control of its creditors.

                                (I) Appointment of an administrator, receiver in respect of the Borrower.

                                (J) Borrower is declared insolvent or declares in writing that is unable to pay its debts as and when they are due.

                                (K) It becomes unlawful for the Borrower to comply with its obligations under the Facility.

Documentation:                  English language

                                Documentation will also include other customary provisions for a transaction of this type including, inter alia, the following:

                                (A) Changes in circumstances, including
                                illegality and increased costs;

                                (B) Right of set-off, and

                                (C) The ability of the Lender to transfer its rights and obligations in minimum amounts of USD 20,000,000 (or equivalent) and integral multiple of USD 5,000,000 (or equivalent) with the prior written consent of the Borrower (such consent not to be unreasonably withheld).

Taxation:               All payments of principal, interest and fees will be
                        made free and clear of all present and future taxes, levies, duties or other deductions of any nature whatsoever, levied either now or at any future time.

Key definitions:        "Financial Indebtedness" shall mean:
                        -----------------------------------

                        (i)    Any indebtedness for monies borrowed;

                        (ii) Any indebtedness (actual or contingent) under a guarantee, security, indemnity or other commitment designed to protect any creditor against loss in respect of any financial indebtedness of any third party;

                        (iii)  Any indebtedness under any acceptance credit;

                        (iv) Any indebtedness under nay debenture, note, bill of exchange, bonds, commercial paper, certificate of deposit or similar instrument on which either of the Borrower is liable;

                        (v) Any indebtedness for money owing in respect of any interest swap, or currency swap, such indebtedness to be measured on a mark-to-market basis at the relevant time and to include, vis-a-vis any particular counterparty, application of the relevant ISDA netting procedures;

                        (vi) Any payment obligations under any lease entered into for the purpose of obtaining or raising finance.

                        "Material Adverse change" shall mean:
                        ------------------------------------

                        any event on the assets or financial condition of the RP Group taken as a whole having a material adverse effect in the reasonable opinion of the Lender on the ability of the Borrower to perform in a timely manner all or any of its payment obligations under the Facility Agreement.

                        "Consolidated Indebtedness" shall mean the difference
                        -----------------------------------------------------
                        between:
                        -------

                        (i)    the sum of Long Term Debt (including
                        Participating Loans), Bank Overdrafts, Current Portion of Long Term Debt and Short Term Borrowings and

                        (ii) the sum of Cash, Short Term Deposits and Marketable Securities as each of the foregoing amounts shall be determined from the items so described in the consolidated balance sheet of RP included in the annual financial statements most recently delivered by RP to the Lender.

                        "Consolidated Net Worth" shall mean the difference
                        --------------------------------------------------
                        between:
                        --------

                        (i)  Total Liabilities and Total Stockholders Equity and

                        (ii) the sum of Total Current Liabilities, Long Term Debt (including Participating Loans), other Long term Liabilities and Mandatorily Redeemable Partnersip Interest as each of the foregoing amounts shall be determined from the items so described in the consolidated balance sheet of RP and its subsidiaries included in the annual financial statements most recently delivered by RP to the Lender.

Validity of terms       December 31, 1997
and conditions:         The commitment of the Borrower is subject to the
                        realisation of the acquisition of the shares of Rhone-
                        Poulenc Inc. not currently held by the Borrower.

                        [SIGNATURE APPEARS HERE]

                        [SIGNATURE APPEARS HERE]